Chang G. Park, CPA, Ph. D.

t 2667 CAMINO DEL RIO SOUTH PLAZA B t t SAN DIEGO t t CALIFORNIA 92108 t t

t TELEPHONE (858)722-5953 t t FAX (858) 761-0341  tt FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t t

July 27, 2010

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated July 27, 2010, relating to the financial statements of Lisboa Leisure, Inc. for the period from May 19, 2010 (inception) through May 31, 2010, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Chang G. Park

____________________________

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board